                                                                    EXHIBIT 4.10
                                                                EXHIBIT I TO THE
                                                             LIQUIDITY AGREEMENT





                     RETAIL RECEIVABLES PURCHASE AGREEMENT



                                    BETWEEN



                      TRUCK RETAIL INSTALMENT PAPER CORP.



                                      AND



                         NAVISTAR FINANCIAL CORPORATION





                          DATED AS OF NOVEMBER 7, 1994

                               TABLE OF CONTENTS

                                   ARTICLE I
                                  DEFINITIONS

  SECTION 1.01.  Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  SECTION 1.02.  Other Definitional Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

                                  ARTICLE II
                    PURCHASE AND SALE OF RETAIL RECEIVABLES

  SECTION 2.01.  Purchase and Sale of Retail Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  SECTION 2.02.  The Closings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

  SECTION 3.01.  Representations and Warranties Regarding
                 Retail Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  SECTION 3.02.  Representations and Warranties Regarding
                 NFC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  SECTION 3.03.  Representations and Warranties of Trip . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

                                  ARTICLE IV
                                  CONDITIONS

  SECTION 4.01.  Conditions Precedent to Trip's Initial Purchase of Retail Receivables  . . . . . . . . . . . . .    6
  SECTION 4.02.  Conditions Precedent to Trip's Purchase of Retail Receivables  . . . . . . . . . . . . . . . . .    7
  SECTION 4.03.  Conditions To Obligation of NFC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

  SECTION 5.01.  Initial UCC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
  SECTION 5.02.  Computer Files Marked  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
  SECTION 5.03.  Protection of Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  SECTION 5.04.  Other Liens or Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  SECTION 5.05.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  SECTION 5.06.  Credit and Collection Policy; Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
  SECTION 5.07.  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . .   10
  SECTION 5.08.  Repurchase Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  SECTION 5.09.  Further Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
  SECTION 5.10.  Pre-Closing Collections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
  SECTION 5.11.  Limitation on Transfer of NITC Purchase Obligations  . . . . . . . . . . . . . . . . . . . . . .   12
  SECTION 5.12.  Sale Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

                                  ARTICLE VI
                           MISCELLANEOUS PROVISIONS

  SECTION 6.01.  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
  SECTION 6.02.  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13


  SECTION 6.03.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
  SECTION 6.04.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  SECTION 6.05.  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  SECTION 6.06.  Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  SECTION 6.07.  Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  SECTION 6.08.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  SECTION 6.09.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  SECTION 6.10.  Severability of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  SECTION 6.11.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  SECTION 6.12.  No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  SECTION 6.13.  Merger or Consolidation of, or Assumption of the Obligations of, NFC  . . . . . . . . . . . . .    15
  SECTION 6.14.  Merger and Integration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  SECTION 6.15.  No Petition Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16


Exhibit A   Form of Retail Assignment
Exhibit B   Form of Retail Receivable Purchase Date Schedule

                     RETAIL RECEIVABLES PURCHASE AGREEMENT


   This Retail Receivables Purchase Agreement (the "Agreement") is made as of November 7, 1994 by and between TRUCK RETAIL INSTALMENT PAPER CORP., a Delaware corporation ("Trip"), and NAVISTAR FINANCIAL CORPORATION, a Delaware corporation ("NFC").

  Trip desires to purchase Retail Receivables and related assets from NFC from time to time.

  NFC is willing, on the terms, and subject to the conditions set forth herein, to sell such Retail Receivables and related assets to Trip.

  NOW, THEREFORE, in consideration of the foregoing, the other good and valuable consideration and the mutual terms and covenants herein contained, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

  SECTION 1.01. Certain Defined Terms. Capitalized terms used in the above recitals and in this Agreement shall have the respective meanings assigned them in Appendix A to the Liquidity Agreement dated as of the date hereof among the Trust, certain financial institutions as lenders thereunder (the "Lenders") and Chemical Bank, administrative agent for the Lenders, unless otherwise defined herein.

  SECTION 1.02. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Basic Documents or any certificate or other document made or delivered pursuant hereto or thereto.

   (b) As used herein and in the Basic Documents, and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP.

   (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

   (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                                   ARTICLE II
                    PURCHASE AND SALE OF RETAIL RECEIVABLES

  SECTION 2.01. Purchase and Sale of Retail Receivables. From time to time, on such dates as are mutually agreeable to NFC and Trip (each, a "Retail Receivable Purchase Date"), subject to the satisfaction of the conditions specified in Article IV, NFC shall sell, transfer, assign and otherwise convey to Trip, without recourse, and Trip shall purchase from NFC, all right, title and interest in, to and under the following assets (the "Retail Receivable Purchased Assets"):

  (a) the Retail Receivables identified in the related Schedule of Retail Receivables (the "Designated Retail Receivables") and all monies paid thereon (including Liquidation Proceeds) and due thereunder on and after the related Purchase Cutoff Date;

  (b) the security interests in the Financed Vehicles granted by Obligors pursuant to such Designated Retail Receivables and, to the extent permitted by law, in any accessions thereto which are financed by NFC;

  (c) the benefits of any lease assignments with respect to the Financed Vehicles to which such Designated Retail Receivables relate;

  (d) any proceeds from any Insurance Policies with respect to such Designated Retail Receivables;

  (e) any proceeds from Dealer Liability with respect to such Designated Retail Receivables, proceeds from any NITC Purchase Obligations with respect to such Designated Retail Receivables (subject to the limitations set forth in Section 5.11) and proceeds from any Guaranties of such Designated Retail Receivables; and

  (f)  any proceeds of the property described in clauses (a) through (e) above.

  SECTION 2.02. The Closings. The consummation of each purchase and sale contemplated by Section 2.01 (each, a "Retail Receivable Closing") shall take place on the related Retail Receivable Purchase Date, and at such place and at such time as NFC and Trip may agree upon. At each Retail Receivable Closing, NFC shall execute and deliver to Trip an assignment (a "Retail Assignment") in the form attached hereto as Exhibit A with respect to the Retail Receivable Purchased Assets to be purchased and sold on such Retail Receivable Purchase Date. In consideration for such Retail Receivable Purchased Assets, Trip shall pay to NFC on such Retail Receivable Purchase Date an amount equal to the aggregate Contract Value of the Designated Retail Receivables as of the related Purchase Cutoff Date plus interest thereon at a rate per annum equal to LIBO for such date plus 1% (calculated on the basis of a 365/366 day year and actual days elapsed) for the period from such Purchase Cutoff Date through such Retail Receivable Purchase Date, provided that in no event shall such amount represent less than the fair value of such Retail Receivable Purchased Assets (determined based on, among other things, then prevailing interest rates) (the "Retail Receivable Purchase Price"). A portion of the Retail Receivable Purchase Price equal to the Retail Receivable Cash Purchase Price set forth on the related Retail Receivable Purchase Date Schedule shall be paid to NFC in immediately available funds and the remainder of the Retail Receivable Purchase Price shall be recorded as an advance from NFC to Trip under the Retail Revolving Note.


                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

  SECTION 3.01. Representations and Warranties Regarding Retail Receivables. As of each Retail Receivable Purchase Date, NFC represents and warrants to Trip as follows with respect to the Designated Retail Receivables for such date:

  (a) Eligible Receivables. Each such Designated Retail Receivable is an Eligible Receivable.

  (b) Schedule of Receivables. The information regarding such Designated Retail Receivables set forth in the related Schedule of Retail Receivables is true and correct in all material respects.

  (c) Title. Immediately prior to the transfer and assignment contemplated herein, NFC had good title to each such Designated Retail Receivable free and clear of all Liens (other than Permitted Liens and Liens that will be released as of such transfer) and, immediately upon the transfer thereof, Trip will have good title to each such Designated Retail Receivable, free and clear of all Liens (other than Permitted Liens and Liens created pursuant to the Basic Documents) and the transfer of such Designated Retail Receivable by NFC to Trip has been perfected under the UCC.

  SECTION 3.02. Representations and Warranties Regarding NFC. NFC represents and warrants to Trip as of the date hereof and as of each Retail Receivable Purchase Date (and, as applicable, with respect to the Designated Retail Receivables for such date), that:

  (a) Organization and Good Standing. NFC has been duly organized and is validly existing as a corporation and in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, power, authority and legal right to acquire and own such Designated Retail Receivables.

  (b) Due Qualification. NFC is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect with respect to NFC.

  (c) Power and Authority. NFC has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement have been duly authorized by NFC by all necessary corporate action on the part of NFC. NFC has the corporate power and authority to sell and assign to Trip such Designated Retail Receivables and the related Retail Receivable Purchased Assets and has duly authorized such transfers by all necessary corporate action on the part of NFC.

  (d) Valid Sale; Binding Obligation. This Agreement, together with the Retail Assignment for such Designated Retail Receivables and the related Retail Receivable Purchased Assets, when duly executed and delivered, shall constitute a valid sale, transfer and assignment of such Designated Retail Receivables and the related Retail Receivable Purchased Assets, enforceable against creditors of NFC and each of this Agreement and such Retail Assignment, when duly executed and delivered, shall constitute a legal, valid and binding obligation of NFC enforceable against NFC in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

  (e) No Violation. The execution and delivery of this Agreement by NFC and its performance of its obligations hereunder will not violate any Requirement of Law or Contractual Obligation of NFC, and will not result in, or require, the creation or imposition of any Lien upon any of its property or assets pursuant to any such Requirement of Law or Contractual Obligation, other than as contemplated by the Basic Documents.

  (f) No Proceedings. There are no actions, proceedings or, to NFC's knowledge, investigations pending or, to NFC's knowledge, threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect with respect to NFC.

  (g) No Consent. Except as expressly contemplated by the Basic Documents, no consent or authorization of, filing with, or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability against NFC of this Agreement.

  (h) No Default. NFC is not in default under or with respect to any of its Contractual Obligations which would have a Material Adverse Effect with respect to it.

  (i) Taxes. All United States federal income tax returns filed by NFC (or by NIC or NITC with respect to the consolidated group of which NFC is a member) have been audited by the Internal Revenue Service and closed through the fiscal year ended October 31, 1990. No notice of any Lien in respect of unpaid taxes or assessments (other than a Permitted Lien) has been filed by any taxing authority against, or otherwise affecting the assets of, NFC or any of its subsidiaries and remains in effect.

  (j) ERISA. No notice of a Lien arising under Title I or Title IV of ERISA has been filed under Section 6323(a) of the Code (or any successor provision) against, or otherwise affecting the assets of NFC.

  (k) Solvency. NFC is, and after giving effect to the transactions contemplated to occur on such date, will be, solvent.

  SECTION 3.03. Representations and Warranties of Trip. Trip hereby represents and warrants to NFC as of the date hereof and as of each Retail Receivable Purchase Date (and, as applicable, with respect to the Designated Retail Receivables for such date), that:

  (a) Organization and Good Standing. Trip has been duly organized and is validly existing as a corporation and in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, power, authority and legal right to acquire and own such Designated Retail Receivables.

  (b) Due Qualification. Trip is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals in all jurisdictions, in which the ownership or lease of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith would not have a Material Adverse Effect with respect to Trip.

  (c) Power and Authority. Trip has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Trip.

  (d) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of Trip enforceable against Trip in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

  (e) No Violation. The execution and delivery of this Agreement by Trip and its performance of its obligations hereunder will not violate any Requirement of Law or Contractual Obligation of Trip, and will not result in, or require, the creation or imposition of any Lien upon any of its property or assets pursuant to any such Requirement of Law or Contractual Obligation, other than as contemplated by the Basic Documents.

  (f) No Material Litigation. No litigation or proceeding or, to the knowledge of Trip, investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Trip, threatened by or against Trip or against any of its properties or revenues (i) with respect to any of the Basic Documents or any of the transactions contemplated thereby or (ii) which would reasonably be expected to have a Material Adverse Effect with respect to Trip.

  (g) No Consent. Except as expressly contemplated by the Basic Documents, no consent or authorization of, or filing with, or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability against Trip of this Agreement.


                                   ARTICLE IV
                                   CONDITIONS

  SECTION 4.01. Conditions Precedent to Trip's Initial Purchase of Retail Receivables. The obligation of Trip to purchase from NFC Designated Retail Receivables and the related Retail Receivable Purchased Assets on the initial Retail Receivable Purchase Date is subject to the satisfaction of the following conditions:

   (a) Agreement. Trip shall have received this Agreement, duly executed and delivered by NFC.

   (b) Servicing Agreements. Trip shall have received the Trip Servicing Agreement and the Trust Servicing Agreement, duly executed and delivered by NFC.

   (c)   Effective Date.  The Effective Date shall have occurred.

   (d) Certificate of Incorporation; By-laws. Trip shall have received a true and complete copy of the certificate of incorporation of NFC, certified as a true and correct copy thereof by the Secretary of State of the State of Delaware, and a true and complete copy of the by-laws of NFC, certified as a true and correct copy thereof by the Secretary or an Assistant Secretary of NFC.

   (e) Resolutions. Trip shall have received copies of duly adopted resolutions of the Board of Directors of NFC as in effect on the Effective Date and in form and substance reasonably satisfactory to Trip, authorizing the execution, delivery and performance of this Agreement, the Trip Servicing Agreement and the Trust Servicing Agreement, the documents to be delivered by NFC hereunder and thereunder and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of NFC.

   (f) Incumbency Certificate. Trip shall have received a certificate as to the incumbency and signature of the officers of NFC authorized to sign this Agreement, the Trip Servicing Agreement and the Trust Servicing Agreement on behalf of NFC, together with evidence of the incumbency of such Secretary or Assistant Secretary, certified by the Secretary or Assistant Secretary of NFC.

   (g) Representations and Warranties. Trip shall have received a certificate of a Responsible Officer of NFC to the effect that all representations and warranties of NFC contained in Sections 3.01 and 3.02, in
Section 5.01 of the Trip Servicing Agreement, in Section 5.01 of the Trust Servicing Agreement or in any certificate delivered in connection with this Agreement, the Trip Servicing Agreement or the Trust Servicing Agreement (other than those made as of a specified date specified therein) are true and correct in all material respects and with the same force and effect as though such representations and warranties had been made as of such date.

  SECTION 4.02. Conditions Precedent to Trip's Purchase of Retail Receivables. The obligation of Trip to purchase Designated Retail Receivables and the related Retail Receivable Purchased Assets to be purchased hereunder on any Retail Receivable Purchase Date is subject to the satisfaction of the following conditions:

   (a) Representations and Warranties True. The representations and warranties of NFC hereunder with respect to such Designated Retail Receivables shall be true and correct on and as of such Retail Receivable Purchase Date with the same effect as if then made, and NFC shall have performed all obligations with respect to such Designated Retail Receivables to be performed by it hereunder on or prior to such date.

   (b) Nonoccurrence of Certain Events. No Retail Receivable Purchase Termination Event, Trip Servicer Default or Trust Servicer Default (unless such Trip Servicer Default or Trust Servicer Default shall have been waived as provided in the Trip Servicing Agreement or the Trust Servicing Agreement, as appropriate) shall have occurred on or prior to such Retail Receivable Purchase Date.

   (c) Documents to be Delivered By NFC at or prior to each Retail Receivable Closing.

         (i) Retail Receivable Purchase Date Schedule. NFC shall have executed and delivered the related Retail Receivable Purchase Date Schedule.

         (ii) The Retail Assignment. NFC shall have executed and delivered the related Retail Assignment.

         (iii) Other Documents. NFC shall have provided such other documents as Trip may reasonably request.

  SECTION 4.03. Conditions To Obligation of NFC. The obligation of NFC to sell to Trip the Designated Retail Receivables to be sold hereunder on any Retail Receivable Purchase Date is subject to the satisfaction of the following conditions:

   (a) Representations and Warranties True. The representations and warranties of Trip hereunder with respect to such Designated Retail Receivables shall be true and correct on such Retail Receivable Purchase Date with the same effect as if then made, and Trip shall have performed all obligations with respect to such Designated Retail Receivables to be performed by it hereunder on or prior to such date.

   (b) Retail Receivable Purchase Date Schedule. At or prior to such Retail Receivable Closing, Trip shall have executed and delivered the related Retail Receivable Purchase Date Schedule.

   (c) Retail Receivable Purchase Price. Trip shall have paid to NFC the related Retail Receivable Purchase Price as provided in Section 2.02 of this Agreement.


                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

  SECTION 5.01. Initial UCC Filings. On or prior to the initial Retail Receivable Purchase Date, NFC shall record and file, at its own expense, a UCC-1 financing statement in each jurisdiction in which required by applicable law, executed by NFC as seller or debtor, naming Trip as purchaser or secured party, naming as collateral the Retail Receivable Purchased Assets to be purchased and sold hereunder from time to time, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect under the UCC the sale, transfer, assignment and conveyance to Trip of such Retail Receivable Purchased Assets (to the extent constituting UCC Collateral). NFC shall deliver a file-stamped copy, or other evidence satisfactory to Trip of such filing, to Trip on or prior to the initial Retail Receivable Purchase Date hereunder.

  SECTION 5.02. Computer Files Marked. NFC shall, at its own expense, on or prior to each Retail Receivable Purchase Date, indicate in its computer files created in connection with the Designated Retail Receivables for such Retail Receivable Purchase Date that such Designated Retail Receivables have been sold to Trip pursuant to this Agreement.

  SECTION 5.03.  Protection of Title.

   (a) NFC shall execute and file such financing statements, and cause to be executed and filed such continuation and other statements, all in such manner and in such places as may be required by law fully to perfect and preserve the sale hereunder to Trip of the Designated Retail Receivables and the related Retail Receivable Purchased Assets and in the proceeds thereof and hereby authorizes Trip to file financing statements and amendments thereto and continuation statements relative to all or any part thereof without the signature of NFC where permitted by law. NFC shall deliver (or cause to be delivered) to Trip file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.

   (b) NFC shall not change its name, identity or corporate structure in any manner that would, could or might make any financing statement or continuation statement filed by NFC in accordance with Section 5.01 or 5.03(a) seriously misleading within the meaning of Section 9-402(7) of the UCC, unless it shall have given Trip at least 60 days prior written notice thereof and shall file such financing statements or amendments as may be necessary to continue the perfection of Trip's interest in all Retail Receivable Purchased Assets sold hereunder.

   (c) NFC hereby represents and warrants that its chief place of business and principal executive office, and the place where its principal records pertaining to the Designated Retail Receivables and the related Retail Receivable Purchased Assets are kept, is located at 2850 West Golf Road, Rolling Meadows, Illinois 60008. NFC shall give Trip at least 60 days prior written notice of any relocation of its principal executive office if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement. NFC shall at all times maintain each office from which it services Retail Receivables and its principal executive office within the United States of America.

  SECTION 5.04. Other Liens or Interests. Except for the conveyances hereunder and as contemplated by the Basic Documents, NFC shall not sell, pledge, assign or transfer any Retail Receivable Purchased Assets to any other Person, or grant, create, incur, assume or suffer to exist any Lien thereon (except Permitted Liens) and NFC shall defend the right, title and interest of Trip in, to and under all Retail Receivable Purchased Assets sold hereunder against all claims of third parties (other than Permitted Liens) claiming through or under NFC.

  SECTION 5.05.  Indemnification.   NFC shall indemnify Trip for any liability
as a result of the failure of a Retail Receivable transferred hereunder to be originated in compliance with all requirements of law and for any breach of any of its representations and warranties with respect thereto contained herein unless such breach shall be cured in all material respects. This indemnity obligation shall be in addition to any obligation that NFC may otherwise have.

  SECTION 5.06.  Credit and Collection Policy; Contracts.

   (a) From and after the Effective Date, NFC shall not make any change or modification to the credit criteria applied in respect of the origination of the Designated Retail Receivables or the credit review process followed in connection with the origination of the Designated Retail Receivables (collectively, the "Credit and Collection Policy"), that could reasonably be expected to have a material adverse effect on the Lenders.

   (b) NFC shall not make any change or modification to the terms of the Contracts that could reasonably be expected to have a material adverse effect on the Lenders.

  SECTION 5.07.  Financial Statements.  NFC shall furnish to Trip:

   (a) as soon as available, but in any event within 100 days after the end of each fiscal year, commencing with fiscal year 1994, (i) a statement of consolidated financial condition of NFC and its consolidated subsidiaries as of the end of such fiscal year and the related statements of consolidated income and retained earnings and consolidated cash flows for such fiscal year, setting forth in comparative form the figures for the previous fiscal year, all certified (without limitation as to scope imposed by NFC) by Deloitte and Touche or other independent public accountants of nationally recognized standing and (ii) a consolidating statement of financial condition of NFC and its consolidated subsidiaries as of the end of such fiscal year and the related consolidating statements of income and retained earnings for such fiscal year, in each case setting forth in comparative form the figures for the previous fiscal year, certified, in the case of the foregoing consolidating financial statements, by the president, any vice president, the treasurer or the controller of NFC as to fairness of presentation and to the effect that such consolidating financial statements are the financial statements on the basis of which the consolidated financial statements referred to in clause (i) of this subsection were prepared; and

   (b) as soon as available, but in any event not later than 55 days after the end of each of the first three quarterly periods of each fiscal year of NFC, (i) a statement of consolidated financial condition of NFC and its consolidated subsidiaries as of the end of such quarter, (ii) the related statement of consolidated income and retained earnings for such quarter, (iii) the related statements of consolidated income and retained earnings and consolidated cash flows for the portion of the fiscal year ended at the end of such fiscal quarter and (iv) a consolidating statement of financial condition of NFC and its consolidated subsidiaries as of the end of such fiscal quarter and the related consolidating statements of income and retained earnings for such fiscal quarter and the related consolidating statements of income and retained earnings for the portion of the fiscal year ended at the end of such fiscal quarter, setting forth, in each case, in comparative form the figures for the previous fiscal quarter and the corresponding portion of the previous fiscal year, certified (subject to normal year-end adjustments) by the president, any vice president, the treasurer or the controller of NFC (x) in the case of such consolidated financial statements as to fairness of presentation and consistency and (y) in the case of such consolidating financial statements, as to fairness of presentation and to the effect that such consolidating financial statements are the financial statements on the basis of which the consolidated financial statements referred to in clause (i),
(ii) and (iii) of this subsection were prepared.

  SECTION 5.08. Repurchase Events. (a) NFC hereby covenants and agrees with Trip for the benefit of Trip and the Trust that in the event of (i) a breach of any of NFC's representations and warranties contained in Section 3.01 hereof with respect to any Designated Retail Receivable, unless such breach shall have been cured in all material respects, or (ii) a breach by NFC of Section 5.04 hereof with respect to any Designated Retail Receivable, which breach has a material adverse effect on Trip's interest (or if such Designated Retail Receivable is a Trust Receivable, on the Trust's interest) in such Designated Retail Receivable, NFC will repurchase such Designated Retail Receivable from Trip (or, if such Designated Retail Receivable is a Trust Receivable, from the Trust) as of the last day of the Monthly Period during which NFC discovered or received notice of such breach, by delivering to the Collateral Trustee for deposit in the Collateral Account on the related Settlement Date immediately following such Monthly Period an amount equal to the Warranty Payment for such Designated Retail Receivable. It is understood and agreed that the obligation of NFC to repurchase any Designated Retail Receivable as to which a breach has occurred and is continuing shall, if such obligation is fulfilled, constitute the sole remedy against NFC for such breach available to Trip or the Trust.

   (b) Upon receipt of the Warranty Payment with respect to a Trip Receivable which is a Warranty Receivable, Trip shall assign, without recourse, representation or warranty, to NFC all of Trip's right, title and interest in, to and under (i) such Warranty Receivable and all monies due thereon, (ii) the security interests in the related Financed Vehicle or Vehicles and, to the extent permitted by law, in any accessions thereto which are financed by NFC,
(iii) benefits of any lease assignments with respect to such Financed Vehicles,
(iv) any proceeds from any Insurance Policies with respect to such Warranty Receivable, (v) any proceeds from Dealer Liability with respect to such Warranty Receivable, proceeds from any NITC Purchase Obligations with respect to such Warranty Receivable and proceeds from any Guaranties of such Warranty Receivable, (vi) proceeds of the property described in clauses (i) through (v) above and (vii) this Agreement and the Trip Servicing Agreement with respect to such Warranty Receivable, such assignment being an assignment outright and not for security. Upon the assignment of such Warranty Receivable and related rights, NFC shall own such Warranty Receivable and all such security and documents, free of any further obligations to Trip with respect thereto. If in any proceeding it is held that NFC may not enforce a Warranty Receivable on the ground that it is not a real party in interest or a holder entitled to enforce the Warranty Receivable, Trip shall, at NFC's expense, take such steps as NFC deems necessary to enforce the Warranty Receivable, including bringing suit in the name of such Person.

  SECTION 5.09. Further Assignments. NFC acknowledges that Trip shall from time to time, sell, pledge, assign or transfer all of its right, title and interest in the Designated Retail Receivables and its rights hereunder to the Trust pursuant to the Financing Loan and Security Agreement or the Receivables Purchase Agreement, as the case may be, and that the Trust shall in turn further sell, pledge, assign or transfer its rights in such Designated Retail Receivables and this Agreement to the Collateral Trustee pursuant to the Collateral Trust Agreement. NFC consents to such assignment and agrees that the Collateral Trustee, to the extent provided in the Collateral Trust Agreement, shall be entitled to enforce the terms of this Agreement and the rights (including, without limitation, the right to grant or withhold any consent or waiver) of Trip directly against NFC and, after the satisfaction of all Obligations, the Owner Trustee shall be entitled to such rights, to the extent provided in the Basic Documents. In each case, NFC further agrees that, in respect of its obligations hereunder, it will act at the direction of and in accordance with all requests and instructions from the Collateral Trustee delivered pursuant to the Basic Documents until the satisfaction of all Obligations and, thereafter, with all requests and instructions from the Owner Trustee delivered pursuant to the Basic Documents. Except as otherwise contemplated by the Basic Documents, the Collateral Trustee and the Trust shall have the rights of third-party beneficiaries under this Agreement. NFC shall deliver copies of all notices, requests, demands and other documents to be delivered by it to Trip pursuant to the terms hereof to the Administrator, on behalf of the Trust, the Administrative Agent, on behalf of the Lenders, and the Collateral Trustee.

  SECTION 5.10. Pre-Closing Collections. Within two Business Days after each Retail Receivable Purchase Date, NFC shall transfer to the Collateral Trustee for deposit in the Collateral Account all collections (from whatever source) on or with respect to the related Designated Retail Receivables and related Retail Receivable Purchased Assets held by NFC on such Retail Receivable Purchase Date and conveyed to Trip pursuant to Section 2.02.

  SECTION 5.11. Limitation on Transfer of NITC Purchase Obligations. Trip acknowledges and agrees that the rights pursuant to the NITC Purchase Obligations are personal to NFC, and only the proceeds of such rights have been assigned to Trip. Trip is not and is not intended to be (and none of the Owner Trustee, the Collateral Trustee nor any Lender is or is intended to be) a third-party beneficiary of such rights and, accordingly, such rights will not be exercisable by, enforceable by or for the benefit of, or preserved for the benefit of, Trip, the Owner Trustee, the Collateral Trustee or any Lender.

  SECTION 5.12. Sale Treatment. NFC intends to treat the transfer and assignment described herein as a sale for accounting and tax purposes.


                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

  SECTION 6.01. Amendment. Subject to subsection 10.1(b) of the Liquidity Agreement, this Agreement may be amended from time to time by a written amendment duly executed and delivered by NFC and Trip, with the prior written consent of the Administrator, on behalf of the Trust, the Administrative Agent and the Majority Lenders; provided, however, that no such amendment shall increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on Designated Retail Receivables or payments that are required to be made to Trip without the prior written consent of each Lender; and provided, further, that no amendment shall be made without a confirmation by each of the Rating Agencies that such action will not result in a withdrawal or downgrade of its then current ratings of the outstanding Commercial Paper Notes and Trust Certificates.



  SECTION 6.02. Survival. The representations, warranties and covenants of NFC set forth in Article V of this Agreement shall remain in full force and effect and shall survive each Retail Receivable Closing under Section 2.02 hereof and any related transfer under the Financing Loan and Security Agreement or the Receivables Purchase Agreement.

  SECTION 6.03. Notices. Except where telephonic instructions or notices are authorized herein to be given, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or by overnight courier, or, in the case of telecopy notice, when received, addressed as follows or to such address or other address as may be hereafter notified by the respective parties hereto:

        Trip:                    TRUCK RETAIL INSTALMENT PAPER CORP.
                                 c/o Navistar Financial Corporation
                                 2850 West Golf Road
                                 Rolling Meadows, Illinois  60008
                                 Attention:  General Counsel
                                 Telecopy:  (708) 734-4090

        The Trust:               NFC ASSET TRUST
                                 c/o Chemical Bank Delaware
                                 1201 Market Street
                                 Wilmington, DE  19801
                                 Attention:  Corporate Trustee
                                  Administration
                                 Telecopy:  (302) 984-4889

        NFC:                     NAVISTAR FINANCIAL CORPORATION
                                 2850 West Golf Road
                                 Rolling Meadows, Illinois  60008
                                 Attention:  General Counsel
                                 Telecopy:  (708) 734-4090


  SECTION 6.04. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE RETAIL ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS.

  SECTION 6.05. Waivers. No failure or delay on the part of any party in exercising any power, right or remedy under this Agreement or any Retail Assignment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

  SECTION 6.06. Costs and Expenses. NFC agrees to pay all reasonable out-of-pocket costs and expenses of Trip, including fees and expenses of counsel, in connection with the perfection as against third parties of Trip's right, title and interest in, to and under all Designated Retail Receivables purchased hereunder and the enforcement of any obligation of NFC hereunder.

  SECTION 6.07. Confidential Information. Trip agrees that it shall neither use nor disclose to any person the names and addresses of the Obligors with respect to any Designated Retail Receivables purchased hereunder, except in connection with the enforcement of Trip's rights hereunder, under the Designated Retail Receivables, under the Basic Documents or as required by law.

  SECTION 6.08. Headings. The various headings in this Agreement are for purposes of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

  SECTION 6.09. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

  SECTION 6.10. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed enforceable to the fullest extent permitted, and if not so permitted, shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of any Basic Documents or rights of any party thereto.

  SECTION 6.11. Further Assurances. NFC and Trip agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other more fully to effect the purposes of this Agreement, including the execution of any financing statements or continuation statements relating to any Designated Retail Receivables purchased hereunder for filing under the provisions of the UCC of any applicable jurisdiction.

  SECTION 6.12. No Third-Party Beneficiaries. Except as specifically set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; provided that, except as provided in Section 6.13 and except as contemplated by the NFC Revolving Credit Facility, NFC shall not assign or transfer any or all of its rights and obligations hereunder without the prior written consent of Trip. Trip shall give written notice to the Rating Agencies of any such consent that it grants. Except as otherwise expressly provided in this Agreement, no other Person shall have any right or obligation hereunder.

  SECTION 6.13. Merger or Consolidation of, or Assumption of the Obligations of, NFC. Any Person (a) into which NFC may be merged or consolidated, (b) resulting from any merger, conversion or consolidation to which NFC shall be a party, (c) succeeding to the business of NFC, or (d) more than 50% of the voting stock of which is owned, directly or indirectly, by NIC, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of NFC under this Agreement shall be the successor to NFC under this Agreement without the execution or filing of any paper or any further act on the party of any of the parties to this Agreement; provided, however, that NFC shall have delivered to Trip, the Administrator, on behalf of the Lenders, and the Collateral Trustee an Opinion of Counsel either (A) stating that, in the opinion of such counsel, all financing statements and continuation statements and amendments thereto have been executed and filed that are necessary fully to preserve and protect the interest of Trip, the Trust and the Collateral Trustee, respectively, in the Program Receivables and reciting the details of such filings or (B) stating that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such interests.

  SECTION 6.14. Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived, or supplemented except as provided herein.

  SECTION 6.15. No Petition Covenants. Notwithstanding any prior termination of this Agreement, NFC shall not, prior to the date which is one year and one day after payment in full of all Obligations and the distribution to the Certificateholders of all amounts to be distributed to them pursuant to the Trust Agreement, acquiesce, petition or otherwise invoke or cause Trip to invoke or join any other Person in instituting the process of any court or government authority for the purpose of commencing or sustaining a case against Trip any bankruptcy, reorganization, arrangement, insolvency, liquidation proceeding, or similar law of the United States or any state of the United States. Nothing in this Section 6.15 shall preclude, or be deemed to estop, NFC from taking or omitting to take any action prior to such date in (i) any case or proceeding voluntarily filed or commenced by or on behalf of Trip under or pursuant to any such law or (ii) any involuntary case or proceeding pertaining to Trip which is filed or commenced by or on behalf of a Person other than Trip (or any Person to which Trip shall have assigned, transferred or otherwise conveyed any part of the obligations of Trip hereunder) under or pursuant to any such law.

                               *   *   *   *   *

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                                 NAVISTAR FINANCIAL CORPORATION


                                 By:  /s/ R.W. Cain
                                      -----------------------------------
                                      Name: R.W. Cain
                                      Title: Vice President and Treasurer





                                 TRUCK RETAIL INSTALMENT PAPER CORP.


                                 By:  /s/ R.W. Cain
                                      -----------------------------------
                                      Name: R.W. Cain
                                      Title: Vice President and Treasurer